Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is dated as of October 29, 2018 and effective as of October 30, 2018 (the “Effective Date”), by and among Michael Fung (“Employee”), J. C. Penney Company, Inc. a Delaware corporation (“Company”), and J. C. Penney Corporation, Inc., a Delaware corporation (“Corporation”).
RECITALS
WHEREAS, based upon the reputation and successful experience of Employee, the Company and the Corporation desire to hire Employee as Interim Executive Vice President, Chief Financial Officer to provide the Services described herein for the duration of this Agreement.
THEREFORE, the Company, Corporation, and Employee agree as follows:

ARTICLE I - EMPLOYMENT

1.1	Services.

(a)
The Company and Corporation hereby hire Employee to perform, and Employee agrees to perform, the following services (the “Services”) during the Term (as defined below), for and to the benefit of the Company and Corporation (the “Engagement”):

(i)	Transitioning a permanent Chief Financial Officer (“CFO”) of the Company and Corporation;

(ii)	Overseeing financial and risk management operations of the Company and Corporation;

(iii)	Overseeing reporting of financial results;

(iv)	Advancement of the Company’s and Corporation’s strategic objectives; and

(v)	Other services as reasonably requested by the Chief Executive Officer of the Company and Corporation or the Board of Directors of the Company (the “Board”).

(b)
Employee agrees that proper performance of the Services will require substantially all of his business time, and accordingly Employee shall not work on any engagement other than the Engagement during the Term, other than the positions set forth on Exhibit A.

(c)
During the Term, Employee shall be an employee and an officer of each of the Company and Corporation with the title “Interim Executive Vice President, Chief Financial Officer” of each of the Company and Corporation.

(d)
Employee shall perform the Services at the Company’s headquarters and other Company locations, and shall observe all rules, policies and practices of the Company and Corporation, including but not limited to the Statement of Business Ethics.

1.2	Salary. As consideration for the Services, the Corporation shall compensate Employee at the rate of $65,000 per month (the “Monthly Salary”) during the Term (prorated for any partial months).

1.3
Bonus. The Employee shall be eligible for a Bonus in the amount of $10,000 per month, which shall be prorated daily for any partial month and which, except as otherwise provided herein, shall be payable as a lump sum within 30 days following the Termination Date (as defined below). The Bonus amount will be forfeited if the Employee voluntarily terminates employment or is terminated for Cause (as defined below). If the Employee is involuntarily terminated for reasons other than Cause, the Employee will receive a prorated Bonus based on the number of months of employment, prorated daily for any partial months. The Bonus amount will be payable to the Employee in lieu of participation in the Management Incentive Compensation Program or any other performance-based bonus program offered by the Company or Corporation.

1.4
Additional Stipend. In recognition of certain compensation that the Employee will be foregoing as a result of the Engagement, the Employee will be entitled to receive a stipend in the amount of $5,417 per month during the Term of this Agreement, which shall be payable as a lump sum within 30 days following the Termination Date. This stipend will be nonforfeitable and prorated daily for any partial months.

1.5	Expense Reimbursement.

(a)
The Corporation shall reimburse the Employee for all documented out-of-pocket business expenses reasonably incurred during the Term in connection with the provision of the Services in accordance with the Corporation’s standard policies and procedures.

(b)
Without limiting the foregoing, the Corporation shall reimburse the Employee for the following out-of-pocket expenses reasonably incurred during the Term in connection with Consultant’s temporary residence in the Dallas, Texas metropolitan area (the “temporary relocation benefits”): (i) temporary rental of a furnished apartment in Plano, Texas or the surrounding geographic area not to exceed $5,000 per month; and (ii) rental car, airfare, and other commuting expenses (including meals) collectively not to exceed $4,000 per month. Any such expenses paid under this section shall not be grossed up for applicable taxes by the Corporation.

(c)	All expense reimbursement, including the temporary relocation benefits, will be subject to the Corporation’s expense reimbursement policies as the same are in effect from time to time.

1.6	Benefits. As an employee of Corporation, the Employee shall be eligible for the standard benefits that are generally made available to all employees of the Corporation.

1.7
Representations. Employee represents and warrants that (i) he has the right, power and authority to enter into this Agreement and to perform fully all of his obligations hereunder and (ii) his execution, delivery and performance of this Agreement and the performance of the Services by Employee do not, and will not, conflict with or result in any breach or default under any other agreement of Employee and any third parties.

ARTICLE II - DEFINITIONS
2.1 Definitions. The following definitions will apply:

(a)
“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

(b)	“Cause” means:

(i)
Employee’s (i) conviction of a felony or (ii) plea of nolo contendre in connection with any financial, business or commercial enterprise or transaction or any other matter (excluding traffic offenses);

(ii)
Employee becoming the subject of a criminal indictment or other regulatory proceeding initiated by the Securities and Exchange Commission or other federal or state regulatory body having oversight for financial institutions in any such case based on material allegations of improper conduct or activities involving (i) securities trading, (ii) inaccurate disclosure or reporting, or (iii) other financial matters, in each case that in Corporation’s opinion could adversely affect the business or reputation of Company or the Corporation, or that could otherwise materially disrupt the business affairs of Company or the Corporation as determined in accordance with Exhibit B;

(iii)
Employee’s material violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument or currency;

(iv)	Employee’s dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of Services;

(v)
Employee’s material breach of this Agreement, to the extent not cured to the satisfaction of Company or the Corporation within five days after the date of notice of such breach (to the extent susceptible to cure), or Employee’s material breach of any other agreement with the Company, Corporation, or any of their respective Affiliates;

(vi)
Employee’s material violation of the written policies adopted from time to time by the Company or Corporation governing generally the conduct of persons performing services on behalf of the Company, Corporation, or any of their respective Affiliates, to the extent not cured to the satisfaction of the Company and Corporation within five days after the date of notice of such violation (to the extent susceptible to cure);

(vii)
Employee’s intentional taking of any improper action or the intentional omission to take any proper action or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company, Corporation, or any of their respective Affiliates, or that was otherwise materially disruptive of the business affairs of the Company, Corporation, or any of their respective Affiliates, provided, however, that the term Cause shall not include for this purpose any mistake in judgment made in good faith or any act or omission taken at the express or affirmative direction, or otherwise with the express affirmative approval, of the Board; or

(viii)	Employee’s obtaining of any material improper personal benefit, including as a result of a breach of any covenant or agreement in connection with the provision of the Services.

(c)
“Disability” means any physical or mental illness, disability or incapacity of Employee that prevents Employee from performing all or substantially all of the Services as contemplated by this Agreement that continues for 30 consecutive days.

(d)	“Expiration Date” means the earliest to occur of:

(i)	30 days following the start date of the Company or Corporation’s permanent Chief Financial Officer; or

(ii)
The 180th day following the Effective Date, subject, in the case of this clause (ii), to automatic, consecutive 30-day extensions at the end of such period or extension (as applicable), unless the Company or Corporation on the one hand, or Employee on the other, elects, upon not less than 30 days’ advance written notice to the other, for any such extension not to apply.

(e)	“Term” means the period from the Effective Date through the Termination Date.

(f)	“Termination Date” means the Expiration Date, or if earlier, the date of termination of the Engagement pursuant to Section 3.2 or 3.3 or otherwise.

(g)
“Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by Employee either alone or with others in the course of employment with Company, Corporation, and its controlled Affiliates (including employment prior to the date of this Agreement).

ARTICLE III - TERM AND TERMINATION
3.1 Term. The Company and Corporation on the one hand, and Employee on the other, shall have the right to terminate the Engagement for any reason or for no reason prior to the Expiration Date, in accordance with Section 3.2 or 3.3, as applicable.
3.2 Termination by the Company or Corporation.

(a)	The Company or Corporation may terminate the Engagement immediately:
(i) in the event of the death or Disability of Employee;
(ii) in the event of any action by Employee constituting Cause; or

(iii)	for any reason other than described in Sections 3.2(a)(i) and (ii) above.

(b) In the event of termination of the Engagement by the Company or Corporation pursuant to Section 3.2(a)(iii) above or 3.3(b) below, in either case prior to the Expiration Date, (i) Employee shall be entitled to payment of the Monthly Salary from the Corporation through the Expiration Date, (ii) reimbursement of expenses incurred prior to the Termination Date in accordance with Section 1.5 above; (iii) payment of the Bonus as set forth in Section 1.3; and (iv) payment of the additional stipend as set forth in Section 1.4.

3.3	Termination by Employee. Employee may terminate the Engagement prior to the Expiration Date upon:
(a) 30 days prior written notice to the Company and Corporation; or

(b)
the Company’s or Corporation’s material breach of this Agreement, to the extent not cured within fifteen days after the date of notice of such breach (which notice must be given within fifteen days of such breach) and failure to cure such breach (to the extent susceptible to cure).

3.4 Expiration. Unless earlier terminated as described above, the Engagement shall terminate automatically on the Expiration Date, in which case Employee shall receive from the Corporation the Monthly Salary through the Expiration Date, reimbursement of expenses incurred prior to the Expiration Date in accordance with Section 1.5 above, payment of the Bonus as set forth in Section 1.3, and payment of the additional stipend as set forth in Section 1.4.
3.5 Except as described in Section 3.2, 3.3 or this Section 3.5, Employee shall not be entitled to receive any other fees, remuneration or other amounts from the Company or Corporation after the Termination Date other than earned and unpaid Monthly Consulting Fees through the Termination Date, reimbursement of expenses incurred prior to the Termination Date in accordance with Section 1.5 above, payment of the Bonus as set forth in Section 1.3, and payment of the additional stipend as set forth in Section 1.4.

ARTICLE IV - CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES
4.1 Confidential Information. Employee acknowledges and agrees that (a) the Company and Corporation are each engaged in a highly competitive business; (b) the Company and Corporation have each expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (c) the Company and Corporation each must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (d) in the retail business, the Consultant’s participation in or direction of the Company’s and Corporation’s day-to-day operations and strategic planning are an integral part of the Company’s and Corporation’s continued success and goodwill; (e) given the Employee’s position and responsibilities, he necessarily will be creating Confidential Information that belongs to the Company and Corporation and enhances the Company’s and Corporation’s goodwill, and in carrying out his responsibilities he in turn will be relying on the Company’s and Corporation’s goodwill and the disclosure by the Company and Corporation to him of Confidential Information; (f) he will have access to Confidential Information that could be used by any competitor of the Company and Corporation in a manner that would irreparably harm the Company’s and Corporation’s competitive position in the marketplace and dilute its goodwill; and (g) he necessarily would use or disclose Confidential Information if he were to engage in competition with the Company and Corporation. The Company and Corporation acknowledge and agree that Employee must have and continue to have throughout the Engagement the benefits and use of its goodwill and Confidential Information to properly carry out his responsibilities. The Company and Corporation accordingly promise to provide Employee with access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information. The Company and Employee thus acknowledge and agree that during the Engagement with the Company, the Employee (i) will receive new and additional Confidential Information that is unique, proprietary, and valuable to the Company, (ii) will create new and additional Confidential Information that is unique, proprietary, and valuable to the Company, and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company and Corporation have generated and from the Confidential Information. Accordingly, Employee acknowledges and agrees that at all times during the Engagement and thereafter:
(a) all Confidential Information shall remain and be the sole and exclusive property of the Companyor Corporation, respectively;
(b) Employee will protect and safeguard all Confidential Information, including upon and after termination of this Agreement;

(c) Employee will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of the Company or Corporation to the extent necessary for the proper performance of his or her responsibilities unless authorized to do so by the Company or Corporation or compelled to do so by law or valid legal process; provided that nothing in this Agreement shall be construed to prohibit him from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body, and that he does not need the prior authorization of the Company or Corporation to make any such reports or disclosures and he is not required to notify the Company or Corporation that he has made such reports or disclosures;
(d) if Employee believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, subject to the proviso in Section 4.1(c) above, he will notify the Company or Corporation in writing sufficiently in advance of any such disclosure to allow the Company the opportunity to defend, limit, or otherwise protect its interests against such disclosure;
(e) at the end of his Services with the Company or Corporation for any reason or at the request of the Company or Corporation at any time, Employee will immediately return to the Company or Corporation all Confidential Information and all copies thereof, in whatever tangible form or medium including electronic, in the form and manner reasonably requested by the Company or Corporation;

(f)
absent the promises and representations of Employee in this Section 4.1 and Section 4.2 below, the Company or Corporation would require him immediately to return any tangible Confidential Information in his possession, would not provide Employee with new and additional Confidential Information, would not authorize Employee to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement; and

(g)
Non-compliance with the disclosure provisions of this Agreement shall not subject Employee to criminal or civil liability under any federal or state trade secret law for the disclosure of a Company trade secret: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing Employee in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and Employee does not disclose the trade secret, except pursuant to court order.

4.2 Restricted Activities. In consideration of the new and additional Confidential Information which Employee will obtain in connection with his Services with the Company and Corporation, the goodwill of the Company and Corporation that will be created by Employee’s Services, and to permit the Company and Corporation to protect such Confidential Information and goodwill, as well as the other promises and undertakings of the Company and Corporation in this Agreement, Employee agrees that, while he is providing services of any kind for the Company and Corporation (including the Services) and following the end of those services for any reason, Employee will not directly or indirectly make or publish any disparaging or derogatory statements or otherwise disparage the Company, the Corporation or any of their respective Affiliates, any products, services, or operations of the Company, the Corporation, or any of their respective Affiliates, or any of the former, current, or future officers, directors, or employees of the Company, the Corporation, or any of their Affiliates.

4.3
Invention Assignment. Employee hereby assigns to the Company and Corporation all right, title and interest to all Work Product that (a) relates to the Company’s or Corporation’s actual or anticipated business, research and development or existing or future products or services, or (b) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of the Company or Corporation (including, without limitation, any intellectual property rights). Employee shall promptly disclose Work Product to the Company and Corporation and perform all actions reasonably requested by the Company and Corporation (whether during or after Employee’s period of Services) to establish and confirm the ownership and proprietary interest of the Company and Corporation in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). Employee shall not file any patent or copyright applications related to any Work Product except with the Company’s or Corporation’s written consent.

4.4
Remedies. Employee acknowledges and agrees that the Company and Corporation would not have an adequate remedy at law and would be irreparably harmed if any of the provisions of Article IV of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Employee agrees that the Company and Corporation shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, if Employee breaches or threatens to breach any of the provisions of such sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by Employee, but shall be in addition to all other remedies available to the Company at law or equity. Employee acknowledges and agrees that the Company and Corporation shall be entitled to seek to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which it may be entitled, if he breaches this Agreement.

4.5 Tolling. If Employee violates the restrictive covenants set forth in Article IV of this Agreement and the Company or Corporation brings legal action for injunctive or other relief and obtains such relief, the terms of such restrictions, as applicable, shall be extended by computing the applicable period of time from the date relief is granted for the Company or Corporation and then reducing such period by the amount of time, after Employee’s termination of services with the Company, during which Employee complied with such restrictions.

4.6
Nonsolicitation of Employees and Consultants. The Employee hereby covenants and agrees that during the term of this Agreement and for a period equal to twelve months thereafter, the Employee shall not, without the prior written consent of the Company and Corporation, on the Employee’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees or consultants of the Company or Corporation (or any of its subsidiaries or affiliates) to give up his or her employment or consulting agreement with the Company or Corporation (or any of its subsidiaries or affiliates), and the Employee shall not directly or indirectly solicit or hire employees or consultants of the Company or Corporation (or any of its subsidiaries or affiliates) for employment with any other employer, without regard to whether that employer is a Competing Business, as that term is defined in Section 4.8(b).

4.7
Noninterference with Business Relations. The Employee hereby covenants and agrees that during the term of this Agreement and for a period equal to twelve months thereafter, the Employee shall not, without the prior written consent of the Company and Corporation, on the Employee’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Company or Corporation (or any of its subsidiaries or affiliates).

4.8	Noncompetition.

(a)
The Employee covenants that during the term of this Agreement, and for a period equal to twelve months thereafter, the Employee will not, except as otherwise provided for in this Section 4.8, undertake any work for a Competing Business, as defined in Section 4.8(b).

(b)	As used in this Agreement, the term “Competing Business” shall specifically include, but not be limited to:

(i)
Amazon.com, Inc.; Burlington Stores, Inc.; Kohl’s Corporation; Lowe’s Companies, Inc.; Macy’s, Inc.; Ross Stores, Inc.; Target Corporation; The TJX Companies, Inc.; Walmart Inc., and any of their respective subsidiaries or affiliates, or

(ii)
any business (A) that, at any time during the twelve month period following this Agreement, competes directly with the Company or Corporation through sales of merchandise or services in the United States or another country or commonwealth in which the Corporation, including its divisions, affiliates and licensees, operates, and

(B) where the Employee performs services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent, or representative, where such services involve the performance of (x) substantially similar duties or oversight responsibilities as those performed by the Employee at any time during the Term of this Agreement, or (y) greater duties or responsibilities that include such substantially similar duties or oversight responsibilities as those referred to in (x); or

(iii)	any business that provides buying office or sourcing services to any business of the types referred to in this Section 4.8(b).

(iv)
For purposes of this Agreement, a Competing Business shall not include (A) any business on whose board of directors the Employee served during the twelve-month period preceding the Effective Date of this Agreement or (B) any business that the Company, upon the request of Employee, determines, in its sole discretion, is not engaged in material competition with the Company or Corporation.

(c)
For purposes of this section, the restrictions on working for a Competing Business shall include working at any location within the United States or Puerto Rico. Employee acknowledges that the Company and Corporation is a national retailer with operations throughout the United States and Puerto Rico and that the duties and responsibilities that the Employee performs, or will perform, for the Company and Corporation directly impact the Company and Corporation’s ability to compete with a Competing Business in a nationwide marketplace. Employee further acknowledges that Employee has, or will have, access to sensitive and confidential information of the Company and Corporation that relates to the Company and Corporation’s ability to compete in a nationwide marketplace.

ARTICLE V - GENERAL PROVISIONS
5.1 Governing Law. This Agreement, the terms of the Engagement, and any contest, dispute, controversy or claim arising therefrom or relating thereto, shall be governed by the laws of the State of Texas, without regard to its conflict of laws principles.
5.2 Dispute Resolution. Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal binding mandatory arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in the city in which the Corporation’s principal executive offices are based) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as otherwise expressly provided herein and only in the event the Company or Corporation has not brought an action in a court of competent jurisdiction to enforce the covenants set forth herein. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating the arbitrator’s determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Corporation and the Employee or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that the Employee’s share of such expenses shall not exceed the maximum permitted by law. To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which the Corporation is required to make under the foregoing provision shall meet the requirements below. The Corporation shall reimburse the Employee for any such expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of expenses must be submitted to the Corporation and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a two-year period following the termination of this Agreement. The amount of expenses paid or eligible for reimbursement in one year under this Section 5.2 shall not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section 5.2 shall not be subject to liquidation or exchange for another benefit.
Any arbitration or action pursuant to this Section 5.2 shall be governed by and construed in accordance with the substantive laws of the State of Texas and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section 5.2 shall supersede in their entirety any applicable provisions of the J. C. Penney Alternative, a dispute resolution program generally applicable to employment terminations, any existing Binding Mandatory Arbitration Agreement between Employee and the Corporation, and the JCPenney Rules of Employment Arbitration, in the limited context of claims regarding the enforcement of this Agreement. Any other claims shall be resolved by J. C. Penney Alternative, a dispute resolution program generally applicable to employment terminations, any existing Binding Mandatory Arbitration Agreement between Employee and the Corporation, and the JCPenney Rules of Employment Arbitration. Employee explicitly waives, and may not litigate, any multi-party claims or claims available in multi-party litigation, such as class actions.
Notwithstanding the foregoing, the Company and Corporation shall not be required to seek or participate in arbitration regarding any actual or threatened breach of the Employee’s covenants as set forth herein, but may pursue its remedies, including temporary or permanent injunctive relief, for such breach in a court of competent jurisdiction in the city in which the Corporation’s principal executive offices are based, or in the sole discretion of the Corporation, in a court of competent jurisdiction where the Employee has committed or is threatening to commit a breach of the Employee’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

5.3
Waiver of Contractual Right. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

5.4
Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

5.5 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

5.6
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the U.S. mail, postage prepaid, or transmitted via facsimile or electronic mail addressed as follows:

If to the Company or Corporation:
J. C. Penney Corporation, Inc. 6501 Legacy Dr., Plano, TX 75024
Attention: General Counsel

If to Employee, at Employee’s then-current home address on file with the Company or Corporation.
5.7 Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith; provided, that the Corporation does not guarantee to Employee any particular tax treatment with respect to this Agreement and any payments hereunder. In no event whatsoever shall the Corporation be liable for any additional tax, interest, or penalties that may be imposed on Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.
For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Corporation. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.

5.8
Corporation’s Right of Offset. If the Employee is at any time indebted to the Company or Corporation, or otherwise obligated to pay money to the Company or Corporation for any reason, to the extent exempt from or otherwise permitted by section 409A of the Code and the Treasury regulations thereunder, including Treasury Regulation section 1.409A-3(j)(4)(xiii) or any successor thereto, the Corporation, at its election and following written notice, may offset amounts otherwise payable to the Employee under this Agreement, including, but without limitation, the Monthly Salary or the Bonus, against any such indebtedness or amounts due from the Employee to the Company or Corporation, to the extent permitted by law.

5.9
Counterparts. This Agreement may be executed in two or more counterparts, including by electronic or facsimile transmission, each of which shall constitute an original, but when taken together, shall constitute a single instrument.

5.10 Amendment. This Agreement may be modified or amended only with the written consent of both parties.
IN WITNESS WHEREOF, the parties execute this Agreement.

J. C. Penney Corporation, Inc.
/s/ Brynn Evanson
Brynn Evanson
Executive Vice President, Human Resources

J. C. Penney Company, Inc.
/s/ Brynn Evanson
Brynn Evanson
Executive Vice President, Human Resources

Employee
/s/ Michael Fung
Michael Fung

EXHIBIT A
PERMITTED ENGAGEMENTS
Member of the Board of Directors of Franklin Covey Co.
Member of the Board of Directors of Floor and Decor Holdings, Inc.
Executive Advisor, Ascend Pan-Asian Leaders
Former Senior Vice-President and Chief Financial Officer of Wal-Mart U.S., with respect to any interviews regarding governmental investigations

EXHIBIT B
“Cause” shall be determined in the sole discretion of J. C. Penney Corporation, Inc. and J. C. Penney Company, Inc., provided that any indictment or negative publicity with respect to the current or past investigation of Walmart Inc. by the Securities and Exchange Commission and the Department of Justice with respect to the Foreign Corrupt Practices Act, shall not be grounds for the Company or the Corporation to terminate the Engagement for “Cause”.